Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-229507) pertaining to the New Fortress Energy LLC 2019 Omnibus Incentive Plan of our report dated March 4, 2020, with respect to the consolidated financial statements and schedules of New Fortress Energy LLC included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

Philadelphia, Pennsylvania
March 4, 2020